Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS RECORD SALES AND EARNINGS IN FOURTH QUARTER

AND FULL YEAR 2005

•	FOURTH QUARTER NET EARNINGS INCREASED 59%, WHILE DILUTED EPS INCREASED TO $0.48, INCLUDING NON-RECURRING ADJUSTMENTS

WOONSOCKET, RHODE ISLAND, February 2, 2006 - CVS Corporation (NYSE: CVS) today announced record sales and earnings for the fourth quarter and fiscal year ended December 31, 2005.

Net earnings for the fourth quarter increased 59.3% to a record $406.4 million or $0.48 per diluted share, compared with net earnings of $255.1 million or $0.30 per diluted share in the fourth quarter of 2004. Net earnings for the full year 2005 increased to a record $1.2 billion, or $1.45 per diluted share, up 31.8% from $1.10 per diluted share reported in 2004. These figures include 7 cents of non-recurring adjustments, which are discussed below. The Company generated more than $650 million in free cash flow for the year. Fourth quarter results were driven by healthy sales growth and a significant improvement in gross margin, driven primarily by the increasing usage of generic drugs.

During the fourth quarter of 2005, the Company reversed $52.6 million of previously recorded tax reserves through the income tax provision, primarily resulting from finalizing certain state tax matters. The reversal generated a non-cash benefit to diluted earnings per share for the fourth quarter and the full fiscal year of 6 cents. In addition, the fourth quarter and full fiscal year 2005 includes a one-cent benefit to diluted earnings per share, resulting from a litigation settlement.

Net sales for the thirteen-week period ended December 31, 2005 increased 9.1% to a record $9.7 billion, up from $8.9 billion during the thirteen-week period ended January 1, 2005. Same store sales (sales from stores open more than one year) for the quarter rose 6.7%, and were benefited by approximately 149 basis points from the inclusion of approximately 1,100 stores acquired on July 31, 2004. Pharmacy same store sales increased 6.3% and front-end same store sales increased 7.7%. For the full year, total sales for the fifty-two week period ended December 31, 2005, increased 21.0% to a record $37.0 billion, compared to $30.6 billion in 2004. Same store sales for the year increased 6.5%, while pharmacy same store sales increased 7.0% and front-end same store sales increased 5.5%. Total pharmacy sales represented 68.8% and 70.2% of total company sales for the quarter and year respectively. Third party prescription sales were 94.0% of pharmacy sales for the quarter, and 94.1% for the year. Same store sales exclude stores that remain closed as a result of hurricanes Katrina and Rita.

“The year 2005 will be remembered as one of considerable accomplishment for our company,” stated Tom Ryan, Chairman of the Board, President, and Chief Executive Officer. “We completed the integration of approximately 1,100 stores acquired in 2004 and opened nearly 300 new or relocated CVS/pharmacy stores, all while delivering exceptional results in our core business. Our progress on the turnaround of those acquired stores has exceeded our expectations and is adding incremental tailwinds to the overall

Company’s sales and profit growth. We reported record sales and earnings results, and our solid free cash flow generation once again demonstrates the quality of our growth. I am very proud of our talented team of associates who worked so diligently to make this a successful year on every front.

“Our fourth quarter was no exception, as we delivered record sales and earnings yet again. Our financial performance was driven by strong sales growth in our retail and PBM businesses, solid gross margin improvement, and solid expense control primarily resulting from the increasing usage of generic drugs,” commented Mr. Ryan.

As I look to 2006, I am optimistic that we will have another terrific year. We expect to continue to benefit from the turnaround of the stores we acquired in 2004, while delivering consistent, strong growth from our core retail business as well as our PBM business. At mid-year, we expect to complete the recently-announced acquisition of 700 Sav-on and Osco drugstores from Albertsons. That transaction will immediately make us the #1 drugstore in southern California, a fast-growing region where we currently have only 20 stores. It will also strengthen our market shares in other key states, such as Indiana, Missouri, Arizona, and Illinois. The deal will enhance our long-term growth, and is expected to be accretive to earnings and cash flow in its first full year. At the same time, we will continue our organic store growth program, with plans to open 250-275 new or relocated stores throughout 2006. I look forward to reporting on our continued good progress,” concluded Mr. Ryan.

For the year, CVS opened 166 new stores, closed 70 stores and relocated 131 others. As of December 31, 2005, CVS operated 5,471 retail and specialty pharmacy stores in 37 states and the District of Columbia.

The Company will be holding a conference call today for the investment community at 8:30am (ET) to discuss the quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

As reported in a separate press release today, January revenues increased 7.9% to $3.0 billion, compared to $2.7 billion in the prior year period. January same store sales rose 5.4%, while pharmacy same store sales increased 4.8% and front-end same store sales increased 6.7%.

CVS is America’s largest retail pharmacy, operating over 5,400 retail and specialty pharmacy stores in 37 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its online pharmacy, CVS.com®; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare®. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains a non-GAAP measure, free cash flow. In accordance with SEC regulations, the Company has provided a reconciliation of free cash flow to its comparable GAAP measure on the investor relations portion of its website, at http://investor.CVS.com.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations ~ Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the period ended October 1, 2005.

– Tables Follow

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	Quarter Ended		Fiscal Year Ended
In millions, except per share amounts	December 31, 2005 (13 weeks)	January 1, 2005 (13 weeks)	December 31, 2005 (52 weeks)	January 1, 2005 (52 weeks)
Net sales	$9,732.0	$8,923.2	$37,006.2	$30,594.3
Cost of goods sold, buying and warehousing costs	7,030.0	6,561.0	27,105.0	22,563.1

Gross margin	2,702.0	2,362.2	9,901.2	8,031.2
Selling, general and administrative expenses (1)	1,943.0	1,827.6	7,292.6	6,079.7
Depreciation and amortization (1)	155.9	188.7	589.1	496.8

Total operating expenses	2,098.9	2,016.3	7,881.7	6,576.5

Operating profit	603.1	345.9	2,019.5	1,454.7
Interest expense, net	26.9	28.7	110.5	58.3

Earnings before income tax provision	576.2	317.2	1,909.0	1,396.4
Income tax provision (2)	169.8	62.1	684.3	477.6

Net earnings	406.4	255.1	1,224.7	918.8
Preference dividends, net of income tax benefit	3.6	3.3	14.1	14.2

Net earnings available to common shareholders	$402.8	$251.8	$1,210.6	$904.6

Basic earnings per common share: (3)
Net earnings	$0.49	$0.31	$1.49	$1.13

Weighted average basic common shares outstanding	814.3	801.2	811.4	797.2

Diluted earnings per common share: (3) (4)
Net earnings	$0.48	$0.30	$1.45	$1.10

Weighted average diluted common shares outstanding	843.3	836.2	841.6	830.8

Dividends declared per common share	$0.03625	$0.03313	$0.14500	$0.13250

(1)	During the fourth quarter of 2004, the Company conformed its accounting for operating leases and leasehold improvements to the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants on February 7, 2005. As a result, the Company recorded a non-cash pre-tax adjustment of $9.0 million ($5.4 million after-tax) to selling, general and administrative expenses and $56.9 million ($35.1 after-tax) to depreciation and amortization, which represents the cumulative effect of the adjustment for a period of approximately 20 years. Since the effect of this non-cash adjustment was not material to any previously reported fiscal year, the cumulative effect was recorded in the fourth quarter of 2004.

(2)	During the fourth quarter of 2005, an assessment of tax reserves resulted in a reduction that was principally based on finalizing certain tax return years. As a result, the Company reversed $52.6 million of previously recorded tax reserves through the income tax provision. During the fourth quarter of 2004, an assessment of tax reserves resulted in a reduction that was principally based on finalizing certain tax return years and on a 2004 court decision that was relevant to the industry. As a result, the Company reversed $60.0 million of previously recorded tax reserves through the income tax provision.

(3)	On May 12, 2005, CVS Corporation’s Board of Directors authorized a two-for-one common stock split, which was effected in the form of a dividend by the issuance of one additional share of common stock for each share of common stock outstanding. These shares were distributed on June 6, 2005 to shareholders of record as of May 23, 2005. All share and per share amounts presented have been restated to reflect the effect of the stock split.

(4)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options and restricted stock units are exercised or released and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.2 million for the thirteen weeks ended December 31, 2005 and January 1, 2005. The dilutive earnings adjustment was $4.4 million and $5.2 million for the fifty-two weeks ended December 31, 2005 and January 1, 2005 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	December 31, 2005	January 1, 2005
Assets:
Cash and cash equivalents	$513.4	$392.3
Accounts receivable, net	1,839.6	1,764.2
Inventories	5,719.8	5,453.9
Deferred income taxes	240.9	243.1
Other current assets	79.0	66.0

Total current assets	8,392.7	7,919.5
Property and equipment, net	3,952.6	3,505.9
Goodwill	1,789.9	1,898.5
Intangible assets, net	802.2	867.9
Deferred income taxes	122.5	137.6
Other assets	223.5	217.4

Total assets	$15,283.4	$14,546.8

Liabilities:
Accounts payable	$2,467.5	$2,275.9
Accrued expenses	1,521.4	1,666.7
Short-term debt	253.4	885.6
Current portion of long-term debt	341.6	30.6

Total current liabilities	4,583.9	4,858.8
Long-term debt	1,594.1	1,925.9
Deferred income taxes	—	—
Other long-term liabilities	774.2	774.9
Shareholders’ equity: (1)
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,165,000 shares at December 31, 2005 and 4,273,000 shares at January 1, 2005	222.6	228.4
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 838,841,000 shares at December 31, 2005 and 828,552,000 shares at January 1, 2005	8.4	8.3
Treasury stock, at cost: 24,533,000 shares at December 31, 2005 and 26,634,000 shares at January 1, 2005	(356.5)	(385.9)
Guaranteed ESOP obligation	(114.0)	(140.9)
Capital surplus	1,922.4	1,687.3
Retained earnings	6,738.6	5,645.5
Accumulated other comprehensive loss	(90.3)	(55.5)

Total shareholders’ equity	8,331.2	6,987.2

Total liabilities and shareholders’ equity	$15,283.4	$14,546.8

(1)	On May 12, 2005, CVS Corporation’s Board of Directors authorized a two-for-one common stock split, which was effected in the form of a dividend by the issuance of one additional share of common stock for each share of common stock outstanding. These shares were distributed on June 6, 2005 to shareholders of record as of May 23, 2005. All share and per share amounts presented have been restated to reflect the effect of the stock split.

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
In millions	December 31, 2005 (52 weeks)	January 1, 2005 (52 weeks)
Cash flows from operating activities:
Cash receipts from sales	$36,923.1	$30,545.8
Cash paid for inventory	(26,403.9)	(22,469.2)
Cash paid to other suppliers and employees	(8,186.7)	(6,528.5)
Interest and dividends received	6.5	5.7
Interest paid	(135.9)	(70.4)
Income taxes paid	(591.0)	(569.2)

Net cash provided by operating activities	1,612.1	914.2

Cash flows from investing activities:
Additions to property and equipment	(1,495.4)	(1,347.7)
Proceeds from sale-leaseback transactions	539.9	496.6
Acquisitions (net of cash acquired) and investments	12.1	(2,293.7)
Cash outflow from hedging activities	—	(32.8)
Proceeds from sale or disposal of assets	31.8	14.3

Net cash used in investing activities	(911.6)	(3,163.3)

Cash flows from financing activities:
Additions to / (reductions in) short-term debt	(632.2)	885.6
Dividends paid	(131.6)	(119.8)
Additions to long-term debt	16.5	1,204.1
Reductions in long-term debt	(10.5)	(301.5)
Proceeds from exercise of stock options	178.4	129.8

Net cash provided by (used in) financing activities	(579.4)	1,798.2

Net (decrease) increase in cash and cash equivalents	121.1	(450.9)
Cash and cash equivalents at beginning of period	392.3	843.2

Cash and cash equivalents at end of period	$513.4	$392.3

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$1,224.7	$918.8
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	589.1	496.8
Deferred income taxes and other noncash items	13.8	(23.6)
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(83.1)	(48.4)
Inventories	(265.2)	(509.8)
Other current assets	(13.5)	35.7
Other assets	(0.1)	8.5
Accounts payable	192.2	109.4
Accrued expenses	(43.8)	(144.2)
Other long-term liabilities	(2.0)	71.0

Net cash provided by operating activities	1,612.1	914.2